Exhibit 99.2

FOR IMMEDIATE RELEASE	Contact: Neil P. Dyment Voice: 312-798-1323
La Petite Academy Inc. to Discuss Improved Third Quarter Earnings Friday
CHICAGO, Ill., May 25, 2006 — La Petite Academy Inc. will discuss its improved financial results for the third quarter during a conference call Friday.
La Petite Academy Inc. and LPA Holding Corp. (together, “La Petite”) will conduct the call at 1 p.m. Eastern Daylight Time to discuss information in its recently filed 10-Q Quarterly Report for the twelve and forty-week periods ended April 8, 2006.
Net revenue for the first twelve weeks ended April 8, 2006 (third quarter fiscal 2006) increased $6.3 million, to $102.8 million, representing a 6.6 percent increase from net revenue of $96.5 million from the comparable twelve-week period ended April 9, 2005 (third quarter of fiscal 2005). Net revenue for the first forty weeks ended April 8, 2006 (year to date fiscal 2006) increased $23.5 million, to $319.3 million, representing a 7.9 percent increase from net revenue of $295.8 million for the forty weeks ended April 9, 2005 (year to date fiscal 2005).
At the conclusion of the second quarter of fiscal year 2006, La Petite operated 652 schools, compared to 649 at the end of the same quarter of the previous fiscal year.
Full-time equivalent (FTE) attendance at La Petite’s established schools also increased. FTE’s increased 3.4 percent and 4.3 percent, respectively, for the twelve and forty-week periods ended April 8, 2006. Average weekly FTE tuition rates at established schools increased by 2.2 percent and 2.7 percent, respectively, for the twelve and forty-week periods ended April 8, 2006. The increases in average weekly FTE tuition rates were principally due to selective price increases that were put into place based on geographic market conditions and class capacity utilization.
La Petite’s operating income has increased as well. Operating income was $9.0 million for the third quarter of 2006, representing an increase of $0.8 million, from $8.2 million for the third quarter of fiscal 2005. Operating income was $14.3 million for year to date fiscal 2006, representing an increase of $2.6 million, from $11.7 million for the year to date fiscal 2005.
La Petite’s third quarter fiscal 2006 net income increased to $1.2 million from $.9 million for the third quarter of fiscal 2005. The forty-week period ended April 8, 2006 net loss decreased to $11.3 million from a net loss of $12.2 million for the comparable period of fiscal 2005.

Capital expenditures and acquisition costs were $6.5 million for the forty weeks ended April 8, 2006 compared to $8.8 million in the same period of 2005. Cash provided by operating activities was $15.2 million for the forty weeks ended April 8, 2006 compared to cash provided by operating activities of $2.4 million for the comparable period of fiscal 2005.
Adjusted EBITDA, which is defined below, increased to $11.3 million in the third quarter of fiscal 2006 compared to $10.5 million for the third quarter of fiscal 2005. Adjusted EBITDA increased to $23.0 million in the forty weeks ended April 8, 2006 compared to $19.0 million for the comparable period of fiscal 2005. Adjusted EBITDA for the trailing twelve-month period ended April 8, 2006 was $33.7 million.
Gary Graves, President and Chief Executive Officer of La Petite Academy Inc., stated, “La Petite’s strong revenue growth of 6.6 percent and 7.9 percent for the third quarter and year to date, respectively, combined with improved margins resulted in a significant increase in both operating income and Adjusted EBITDA for the quarter and on a year to date basis. Since La Petite’s new team began its tenure at the end of fiscal 2002, adjusted EBITDA has nearly doubled from $17.0 million to $33.7 million for the most recent 52 weeks.
“We are pleased to report the momentum La Petite gained after implementing our new early preschool and preschool curriculum in 2005 has continued through fiscal 2006.
“We have continued to see increased enrollments through the third quarter and we expect that to continue, as our focus on education has struck a chord with consumers. We believe that parents are choosing La Petite for its early education program and that parents now understand preschool and pre-kindergarten are important in the development of their children and preparing them for school.
“In addition to our educational improvements, La Petite has also made a major investment in improving its field management operations, implementing a new academy management structure and lowering spans of control which all have contributed to an enhanced operational focus. Our continued focus on driving profitable revenue into our core business continues to fuel organic growth, while generating significant improvements in our cash from operations.”
This press release contains a discussion of Adjusted EBITDA, which, according to applicable SEC rules, is a “non-GAAP financial measure” of La Petite’s historical performance that is different from measures calculated and presented in accordance with GAAP. La Petite defines Adjusted EBITDA as net income (loss) plus restructuring charges (recoveries), asset impairments, interest expense, interest income, depreciation and amortization and income taxes. Adjusted EBITDA is not a measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of Adjusted EBITDA to the most directly related comparable GAAP measure is attached below. La Petite believes Adjusted EBITDA is useful as a tool to analyze and compare La Petite on the basis of operating performance and ability to service its existing debt. In addition, management of La Petite uses Adjusted EBITDA to analyze internal performance and to calculate awards of any bonuses. However, Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations data prepared in accordance with GAAP. Adjusted EBITDA is not calculated under GAAP and therefore is not necessarily comparable to similarly titled measures of other companies.
Selected Financial Data
The following tables set forth selected financial data derived from La Petite’s unaudited financial statements filed with its Quarterly Report on Form 10-Q for the twelve and forty weeks ended April 8, 2006 and audited financial statements filed with its Annual Report on Form 10-K for the fiscal year ended July 2, 2005.
Condensed Consolidated Balance Sheets (in thousands)

	April 8,	July 2,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$10,083	$5,967
Accounts receivable, net of allowances	10,309	12,676
Other current assets	13,312	10,494

Total current assets	33,704	29,137
Property and equipment, net	35,723	38,154
Other assets	10,586	10,364

Total assets	$80,013	$77,655

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of long-term debt and capital lease obligations	$607	$1,014
Other current liabilities	62,216	53,547

Total current liabilities	62,823	54,561
Long-term debt and capital lease obligations	185,335	191,370
Other long-term liabilities	9,145	8,102
Series A 12% mandatorily redeemable participating preferred stock	102,038	91,699

Total liabilities	359,341	345,732
Series B 5% convertible redeemable preferred stock	25,897	24,935
Total stockholders’ deficit	(305,225)	(293,012)

Total liabilities and stockholders’ deficit	$80,013	$77,655

Condensed Consolidated Statement of Operations (in thousands)

	12 Weeks	12 Weeks
	Ended	Ended
	April 8, 2006	April 9, 2005
Revenue	$102,828	$96,504
Operating expenses:
Salaries, wages and benefits	57,383	53,106
Facility lease expense	11,388	10,890
Depreciation and amortization	2,184	2,203
Restructuring charges	116	116
Provision for doubtful accounts	399	384
Other	22,400	21,604

Operating income	8,958	8,201
Interest expense, net [1]	7,766	7,256
Provision for income taxes	3	17

Net income	$1,189	$928

Adjusted EBITDA Reconciliation (in thousands)

	12 Weeks	12 Weeks
	Ended	Ended
	April 8, 2006	April 9, 2005
Net income	$1,189	$928
Provision for income taxes	3	17
Interest expense, net	7,766	7,256
Depreciation and amortization	2,184	2,203

EBITDA	11,142	10,404
Restructuring charges	116	116

Adjusted EBITDA	$11,258	$10,520

[1]	Interest expense, net includes dividends and accretion on Series A 12% mandatorily redeemable participating preferred stock for the twelve week periods ended April 8, 2006 and April 9, 2005 of $3.2 million and $2.8 million, respectively. While these preferred shares of stock are mandatorily redeemable, the current credit agreement does not permit redemption without prior lender consent.

Condensed Consolidated Statement of Operations (in thousands)

	40 Weeks	40 Weeks	52 Weeks
	Ended	Ended	Ended
	April 8, 2006	April 9, 2005	April 8, 2006
Revenue	$319,327	$295,848	$417,471
Operating expenses:
Salaries, wages and benefits	182,397	167,962	236,103
Facility lease expense	37,365	35,810	48,692
Depreciation and amortization	8,541	7,232	10,807
Restructuring charges (reversals)	237	75	284
Asset impairments	—	—	1,174
Provision for doubtful accounts	1,263	1,225	1,564
Other	75,267	71,810	97,388

Operating income	14,257	11,734	21,459
Interest expense, net	25,497	23,851	32,846
Provision for income taxes	10	71	19

Net loss	$(11,250)	$(12,188)	$(11,406)

Adjusted EBITDA Reconciliation (in thousands)

	40 Weeks	40 Weeks	52 Weeks
	Ended	Ended	Ended 1
	April 8, 2006	April 9, 2005	April 8, 2006
Net loss	$(11,250)	$(12,188)	$(11,406)
Provision for income taxes	10	71	19
Interest expense, net	25,497	23,851	32,846
Depreciation and amortization	8,541	7,232	10,807
Asset impairments	—	—	1,174

EBITDA	22,798	18,966	33,440
Restructuring charges	237	75	284

Adjusted EBITDA	$23,035	$19,041	$33,724

[1]	Represents condensed consolidated statement of operations data for the 52 weeks ended July 2, 2005 minus the condensed consolidated statement of operations data for the 40 weeks ended April 9, 2005 plus the condensed consolidated statement of operations data for the 40 weeks ended April 8, 2006.

[2]	Interest expense, net includes dividends and accretion on Series A 12% mandatorily redeemable participating preferred stock for the forty week periods ended April 8, 2006 and April 9, 2005 and the 52 weeks ended April 8, 2006 of $10.3 million, $9.0 million and $13.1 million, respectively. While these preferred shares of stock are mandatorily redeemable, the current credit agreement does not permit redemption without prior lender consent.

This press release contains, or may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding our future growth and profitability, growth strategy and trends in the industry in which we operate. These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions. We can give no assurance that such forward-looking statements will prove to be correct. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are changes in economic, operational, demand or competitive factors, governmental actions and the additional factors and risks contained in La Petite’s Annual Report on Form 10-K for the year ended July 2, 2005 filed with the SEC on September 30, 2005.
ABOUT LA PETITE ACADEMY — La Petite Academy is one of the leading for-profit preschool providers in the United States based on the number of schools operated. La Petite Academy provides center-based educational services and childcare to children between the ages of six weeks and 12 years. La Petite Academy also operates Montessori schools that employ the Montessori method of teaching, a classical approach that features the programming of tasks with materials presented in a sequence dictated by each child’s capabilities. For additional information, visit www.lapetite.com.
For additional information with respect to the La Petite’s financial performance for the twelve and forty weeks ended April 8, 2006, please see the unaudited financial statements, including the notes thereto, and management’s discussion and analysis of financial condition and results of operations in the company’s previously filed Quarterly Report on Form 10-Q.
TO JOIN THE CALL — As previously announced, LPA Holding Corp. and La Petite Academy, Inc. (together, “La Petite”) will conduct a conference call to discuss information included in its recently filed Quarterly Report on Form 10-Q for the twelve and forty weeks ended April 8, 2006 and related matters at 1 p.m. Eastern Daylight Time on Friday, May 26, 2006. Participants in the United States and Canada can access the conference call by calling (877) 865-1905, using the access code 9766259, or internationally by calling (706) 758-9741 and using the same access code 9766259. Participants are encouraged to dial-in at least ten minutes prior to the start of the teleconference.
Following the call’s completion, an audio replay will be available by calling (800) 642-1687 or (706) 645-9291 and will remain open for a period of one week. An audio web replay will be available on the company’s website: www.lapetite.com beginning Friday, June 2, 2006.
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